Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-192220) pertaining to the Tempur Sealy International, Inc. 2013 Equity Incentive Plan, and
(2)Registration Statement (Form S-8 No. 333-217901) pertaining to the Tempur Sealy International, Inc. Amended and Restated 2013 Equity Incentive Plan;
(3)Registration Statement (Form S-8 No. 333-264710) pertaining to the Tempur Sealy International, Inc. Amended and Restated 2013 Equity Incentive Plan;

of our reports dated February 16, 2024, with respect to the consolidated financial statements and schedule of Tempur Sealy International, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Tempur Sealy International, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Louisville, Kentucky
February 16, 2024